CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-118854 on Form N-2 of our report dated May 23, 2008, relating to the financial statements of Man-Glenwood Lexington, LLC appearing in the Annual Report on Form N-CSR of Man-Glenwood Lexington, LLC for the year ended March 31, 2008, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm And Legal Counsel" in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.


DELOITTE & TOUCHE LLP /s/

Chicago, Illinois
June 24, 2008